Exhibit 99.1

PALADYNE AND e-commerce support centers, inc. CLOSE MERGER

ORLANDO, Fla - February 1, 2001 - Paladyne Corp. (OTC: BB PLDY) today announced it has completed the acquisition of e-commerce support centers, inc. ("ecom"), a privately held provider of electronic Customer Relationship Management (CRM) solutions based in Jacksonville, NC.

Pursuant to the terms of the Merger Agreement, ecom shareholders receive an aggregate of 4,100,000 shares of Paladyne Convertible Preferred Stock, mandatorily convertible into 8,200,000 shares of Common Stock upon stockholder approval of an increase in the number of authorized shares of Common Stock. In addition, ecom shareholders are receiving 4,500,000 Warrants to purchase Paladyne Common Stock of which 4,000,000 will be exercisable in proportion to the exercise of presently outstanding Paladyne options and warrants by the holders thereof. The remaining 500,000 Warrants will be exercisable based upon achievement of specified revenue targets for the combined Company. ecom shareholders will also receive additional shares of Paladyne Common Stock to protect against dilution until Paladyne raises $6.5 million. After the closing, Paladyne granted options to ecom employees for an aggregate of 500,000 shares of Paladyne Common Stock.

The transaction will be accounted as a purchase and Paladyne's results for the Fiscal Quarter ending February 28, 2001 will include ecom's results of operations only for the month of February.

John Foster, Chairman and CEO of Paladyne will remain as Chairman and CEO of Paladyne Corporation, while Terrence J. Leifheit, current ecom CEO will become President and COO. The company will market its full suite of CRM solutions under the ecom brand.

Mr. Foster said, "We foresee tremendous growth opportunity in developing and delivering complete CRM solutions. We will address not only third party customer support needs, but will use technology and our proprietary software to increase our clients' profitability. This, plus our ability to reach beyond only outsourced opportunities in a large and rapidly growing market, makes for a very exciting future."

Terry Leifheit added, "We bring a simple but powerful value proposition to the market. We provide superior customer support, focusing particularly on web-based technical support applications, and add value to that based on our early experience with e-commerce and now data integration software. The ramp-up based on our current clients' expansion plans alone gives me confidence we can obtain the growth projections we are planning. And the experience that John and our senior team already possess provides the capacity to manage a much larger Company in a profitable manner."

The Company also announced that it has retained a placement agent to begin a capital raising effort. The securities to be offered in the placement will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the


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registration requirements. The proceeds from this placement will be used to provide working capital, to expand to a second support center, and to reduce indebtedness. Also announced were administrative staff reductions to eliminate some redundancy between the two entities.

About Paladyne:
Based in Lake Mary, Florida, Paladyne Corp. provides seamless data integration and data quality software and services that enable true customer-centric marketing and electronic Customer Relationship Management initiatives. The Company's first product, the Datagration (tm) e-Business Suite, delivers a complete framework, which allows users to build databases at a fraction of the time and expense of current solutions. The Company's Web address is www.paladyne.com.

About ecom:
ecom provides outsourced eCRM solutions for both B2B and B2C Internet sites. ecom's full spectrum of personalized customer solutions include inbound customer support and Help Desk support using live, one-to-one text chat; live phone support comprised of call back technology and voice/video over IP; multiple, simultaneous email response; customized reporting; proactive site monitoring; and collaborative agent interaction. ecom also provides traditional call center services. Their web address is www.e-comsupport.com.

The matters discussed in this news release contain forward-looking statements, including future revenues, profitability and capital-raising activities, which are subject to various risks, uncertainties and other factors that could cause actual results to vary materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include competition, the management of Paladyne's growth, the ability to deliver new products to market on time, past significant losses, expected losses for the foreseeable future, the fact that our revenue growth in prior periods is not indicative of future growth, the inability to accurately predict our future revenues and other risks detailed from time to time in Paladyne filings with the Securities and Exchange Commission. These forward-looking statements represent Paladyne's judgment as of the date of this release. Paladyne disclaims any intent or obligation to update these forward-looking statements.

Contact:

Paladyne Corporation
Jim Rapp, 888/773-3501 ext 5010